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                                                                 Exhibit (d)(10)

                            CALAMOS INVESTMENT TRUST

                                  June 15, 2007

Calamos Advisors LLC
2020 Calamos Court
Naperville, Illinois 60563

Ladies and Gentlemen:

     Re: Management Agreement

     Pursuant to paragraph 1(b) of the Management Agreement (the "Agreement") between Calamos Investment Trust and Calamos Advisors LLC dated December 13, 2004, as amended, we hereby notify you that the board of trustees of Calamos Investment Trust has established an additional Sub-Trust, designated Calamos Total Return Bond Fund ("the Fund"), and has appointed you as Manager to act as manager and investment adviser to that Sub-Trust on the terms and conditions set forth in the Agreement, except that the advisory fee applicable to the Fund shall be calculated as follows:

          The base fee rate shall be at the annual rate of 0.55% of the first $500 million of the average daily net assets; 0.53% of the next $500 million of the average daily net assets; 0.51% of the next $5 billion of the average daily net assets; 0.49% of the next $5 billion of the average daily net assets; 0.48% of the next $5 billion of the average daily net assets; 0.47% of the next $5 billion of the average daily net assets; 0.46% of the next $5 billion of the average daily net assets; 0.45% in excess of $26 billion.

     Please sign below to evidence the acceptance of your appointment as Manager for the Sub-Trust designated Calamos Total Return Bond Fund as set forth above and in the Agreement.

                                        Very truly yours,

                                        CALAMOS INVESTMENT TRUST


                                        By: /s/ James S. Hamman, Jr.
                                            ------------------------------------
                                            James S. Hamman, Jr.
                                            Secretary

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     Appointment as Manager for the Sub-Trust designated Calamos Total Return
Bond Fund as set forth above and in the Agreement is accepted this 15th day of June 2007.

                                        CALAMOS ADVISORS LCC


                                        By: /s/ Patrick H. Dudasik
                                            ------------------------------------
                                            Patrick H. Dudasik
                                            Executive Vice President, Chief
                                            Financial Officer, Chief Operating
                                            Officer and Treasurer